Exhibit 99.1

Inergy, L.P. Contributes US Salt to Inergy Midstream, L.P.

Kansas City, MO (May 14, 2012) – Inergy, L.P. (NYSE:NRGY) (NRGY) announced today that it has contributed 100% of the membership interests in US Salt, LLC (US Salt) to Inergy Midstream, L.P. (NYSE:NRGM) (NRGM) for consideration of $192.5 million.

“The drop-down of US Salt represents the first transaction between NRGY and NRGM and efficiently strengthens NRGY’s balance sheet. This transaction, along with the pending retail propane divestiture, transforms NRGY into a partnership with financial flexibility and a platform for growth. NRGY owns solid operating businesses with upside potential and participates in the growth of NRGM via its majority equity ownership and ownership of the incentive distribution rights in NRGM,” said John Sherman, President and CEO of NRGY.

The consideration of $192.5 million received in connection with the contribution of US Salt consists of $182.5 million of cash and $10 million of NRGM common units issued directly to NRGY. The cash proceeds will be used to repay outstanding borrowings under NRGY’s revolving credit facility. Pro forma for the contribution transaction, NRGY owns approximately 56.4 million limited partner units of NRGM, representing an approximate 75% ownership interest.

Terms of the transaction were unanimously approved by the Board of Directors of NRGY’s general partner based on the recommendation from its Conflicts Committee.

About Inergy, L.P.

Inergy, L.P., also headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The company also operates a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Inergy Midstream owns and operates natural gas storage facilities with aggregate working gas capacity of 41 bcf, natural gas liquids storage facilities with capacity of 1.5 million barrels, and natural gas pipelines with 355 MMcf/d of transportation capacity in New York and Pennsylvania. Inergy Midstream, L.P. is a subsidiary of Inergy, L.P.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the proceeds from the contribution transaction will be used to repay outstanding borrowings under NRGY’s revolving credit facility. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the demand for high deliverability natural gas storage capacity in the Northeast; the general level of petroleum product demand and the availability of natural gas and the price of natural gas to the consumer compared to the price of alternative and competing fuels; our ability to successfully implement our business plan with respect to our continued expansion of our midstream operations; our ability to generate available cash for distribution to unitholders; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices, and additional information about Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.Inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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